Exhibit 99.1

Simulations Plus Reports Second Quarter Fiscal 2023 Financial Results
Total revenue of $15.8 million; Diluted Earnings Per Share (EPS) of $0.20;
Maintains full-year revenue guidance of $59.3 - $62.0 million (+10-15%) and EPS Guidance of $0.63 - $0.67

LANCASTER, CA, April 5, 2023 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and services for pharmaceutical safety and efficacy, today reported financial results for its second quarter of fiscal 2023, ended February 28, 2023.

Second Quarter Financial Highlights (Fiscal 2023 vs. Fiscal 2022)

•Total revenue increased 6% to $15.8 million;
•Software revenue increased 7% to $10.5 million, representing 67% of total revenue;
•Services revenue increased 4% to $5.3 million, representing 33% of total revenue;
•Gross profit increased 10% to $13.1 million; gross margin was 83%;
•Net income of $4.2 million and diluted EPS of $0.20, compared to net income of $4.4 million and diluted EPS of $0.21;
•Adjusted EBITDA of $6.2 million, representing 40% of total revenue.

YTD Financial Highlights (Fiscal 2023 vs. Fiscal 2022)

•Total revenue increased 2% to $27.7 million;
•Software revenue decreased 3% to $16.6 million, representing 60% of total revenue;
•Services revenue increased 11% to $11.2 million, representing 40% of total revenue;
•Gross profit increased 4% to $22.4 million; gross margin was 81%;
•Net income of $5.4 million and diluted EPS of $0.26, compared to net income of $7.4 million and diluted EPS of $0.36;
•Adjusted EBITDA of $9.2 million, representing 33% of total revenue.

Management Commentary

Shawn O’Connor, chief executive officer of Simulations Plus, said: “We were pleased to see revenue growth return in the second quarter, increasing 6% on a reported basis and 8% on a constant currency basis, as compared to the same period last year, with higher gross margins. The renewal harmonization initiative we implemented to simplify and align software product renewals according to each customer is progressing as planned, and as a result, we are driving improved cross-selling across our organization and readjusting the seasonality impact to a more normal cadence. We also successfully navigated some extensions by certain potential customers in the sales cycle on the software side, while our services business delivered strong growth in the PBPK and PKPD segments.

“Simultaneously, we continued to grow our team during the quarter by recruiting and signing strong candidates with expertise in software and biology to help us accelerate our penetration in key markets. Our ability to successfully recruit professionals with unique and valuable skillsets, especially in this challenging labor market, is a validation of our strength and the value we bring to the industry. These expert consultants allow us to meet the robust and growing demand for our services.

“As part of our updated capital allocation strategy that we detailed last quarter, we began our $20 million accelerated share repurchase program during the quarter, which we expect to complete during our third quarter. Finally, while the global geopolitical and macroeconomic environments have impacted certain customers, our business remains strong and we remain on target to hit our full-year guidance. We expect to continue to see results from our cross-selling efforts and the streamlining of our renewal process,” concluded O’Connor.

Fiscal 2023 Guidance and Commentary

	Fiscal 2023 Guidance	Annual Increase
Revenue	$59.3M - 62.0M	10-15%
Software mix	60-65%	—
Services mix	35-40%	—
Diluted earnings per share	$0.63-$0.67	5-10%

Quarterly Dividend

The company’s Board of Directors declared a cash dividend of $0.06 per share of the company’s common stock, payable on May 1, 2023, to shareholders of record as of April 24, 2023. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Environmental, Social, and Governance (ESG)

We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our ESG website.

Webcast and Conference Call Details

Shawn O’Connor, chief executive officer, and Will Frederick, chief financial officer, will host a conference call and webcast today at 5 p.m. Eastern Daylight Time to discuss details of the company’s performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definition

Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, and any acquisition or financial transaction-related expenses. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. The company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

About Simulations Plus

Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge artificial intelligence (AI)/machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the company, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:
Brian Siegel, IRC, MBA
Senior Managing Director
Hayden IR
346-396-8696
brian@haydenir.com

Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

--Tables follow (from Q2)—

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the three and six months ended February 28, 2023 and 2022

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per common share amounts)	2023	2022	2023	2022
Revenues
Software	$10,487	$9,758	$16,561	$17,120
Services	5,263	5,038	11,153	10,093
Total revenues	15,750	14,796	27,714	27,213
Cost of revenues
Software	843	780	1,728	1,515
Services	1,777	2,050	3,563	4,071
Total cost of revenues	2,620	2,830	5,291	5,586
Gross profit	13,130	11,966	22,423	21,627
Operating expenses
Research and development	1,317	902	2,483	1,784
Selling, general, and administrative	7,779	5,584	15,028	10,572
Total operating expenses	9,096	6,486	17,511	12,356

Income from operations	4,034	5,480	4,912	9,271

Other income, net	1,034	53	1,774	118

Income before income taxes	5,068	5,533	6,686	9,389
Provision for income taxes	(894)	(1,124)	(1,267)	(1,954)
Net income	$4,174	$4,409	$5,419	$7,435

Earnings per share
Basic	$0.21	$0.22	$0.27	$0.37
Diluted	$0.20	$0.21	$0.26	$0.36

Weighted-average common shares outstanding
Basic	20,112	20,177	20,200	20,164
Diluted	20,529	20,745	20,657	20,738

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(23)	(38)	30	(275)
Comprehensive income	$4,151	$4,371	$5,449	$7,160

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(in thousands, except share and per share amounts)	February 28, 2023	August 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$39,292	$51,567
Accounts receivable, net of allowance for doubtful accounts of $12 and $12	11,398	13,787
Prepaid income taxes	397	1,391
Prepaid expenses and other current assets	4,335	3,377
Short-term investments	76,052	76,668
Total current assets	131,474	146,790
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $16,455 and $15,672	10,501	9,563
Property and equipment, net	822	632
Operating lease right-of-use assets	1,190	1,420
Intellectual property, net of accumulated amortization of $8,552 and $7,928	8,358	9,057
Other intangible assets, net of accumulated amortization of $1,812 and $2,662	7,387	7,560
Goodwill	12,921	12,921
Other assets	548	439
Total assets	$173,201	$188,382
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$350	$225
Accrued compensation	2,635	3,254
Accrued expenses	535	931
Operating lease liability - current portion	432	461
Deferred revenue	2,050	2,864
Total current liabilities	6,002	7,735
Long-term liabilities
Deferred income taxes, net	1,859	1,456
Operating lease liability	747	943
Total liabilities	8,608	10,134
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value - 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 19,930,623 and 20,260,070 shares issued and outstanding	137,821	138,512
Retained earnings	27,050	40,044
Accumulated other comprehensive loss	(278)	(308)
Total shareholders' equity	164,593	178,248
Total liabilities and shareholders' equity	$173,201	$188,382

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

(in millions except earnings per share amounts)	FY 2022				FY 2023		2022	2023
	Q1	Q2	Q3	Q4	Q1	Q2	FY	FY
Revenue
Software	$7.4	$9.8	$9.6	$5.9	$6.1	$10.5	$32.7	$16.6
Services	5.0	5.0	5.3	5.8	5.9	5.3	21.2	11.2
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$53.9	$27.7

Gross Margin
Software	90.0%	92.0%	92.4%	86.1%	85.4%	92.0%	90.6%	89.6%
Services	60.0%	59.3%	65.6%	68.2%	69.7%	66.2%	63.5%	68.1%
Total	77.8%	80.9%	82.9%	77.2%	77.7%	83.4%	79.9%	80.9%

Income from operations	$3.8	$5.5	$4.9	$0.7	$0.9	$4.0	$14.9	$4.9
Operating Margin	30.6%	37.0%	33.1%	5.9%	7.3%	25.6%	27.7%	17.7%
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$12.5	$5.4
Diluted Earnings Per Share	$0.15	$0.21	$0.20	$0.05	$0.06	$0.20	$0.60	$0.26
Adjusted EBITDA	$5.3	$7.2	$6.3	$2.3	$3.0	$6.2	$21.0	$9.2
Cash Flow from Operations	$3.6	$2.6	$3.8	$7.9	$4.7	$5.5	$17.9	$10.2

Revenue Breakdown by Region
Americas	$8.5	$9.7	$11.2	$8.4	$8.5	$10.6	$37.7	$19.1
EMEA	3.0	3.7	1.9	1.7	2.1	3.6	10.4	5.7
Asia Pacific	0.9	1.4	1.9	1.6	1.3	1.5	5.8	2.9
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$53.9	$27.7

Software Performance Metrics
Average Revenue per Customer (in 000s)
Commercial	$71.0	$101.0	$95.0	$65.0	$68.0	$110.0

Services Performance Metrics
Backlog	$15.4	$17.0	$16.7	$15.9	$15.8	$15.4

*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income*
(Unaudited)

	FY 2022				FY 2023		2022	2023
(in millions)	Q1	Q2	Q3	Q4	Q1	Q2	FY	FY
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$12.5	$5.4
Excluding:
Interest income and expense, net	(0.1)	(0.1)	(0.1)	(0.4)	(0.8)	(1.0)	(0.7)	(1.8)
Provision for income taxes	0.8	1.1	0.7	(0.1)	0.4	0.9	2.6	1.3
Depreciation and amortization	0.8	1.0	0.9	0.9	0.9	0.9	3.6	1.9
Stock-based compensation	0.6	0.7	0.7	0.7	0.9	1.2	2.7	2.0
Mergers & Acquisitions expense	—	—	—	0.3	0.3	0.1	0.3	0.4
Adjusted EBITDA	$5.3	$7.2	$6.3	$2.3	$3.0	$6.2	$21.0	$9.2
*Numbers may not add due to rounding